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                                                                   EXHIBIT 99(a)

STATE OF MINNESOTA                                                DISTRICT COURT

COUNTY OF RAMSEY                                        SECOND JUDICIAL DISTRICT

- ------------------------------                               CASE TYPE: CONTRACT

Ralph Klein, William W. Nicholson,                    Court File No.____________
Irwin L. Jacobs, Theodore Deikel,
Carl R. Pohlad, Daniel T. Lindsay,
and Gerald A. Schwalbach,

                 Plaintiffs,

    vs.                                                      COMPLAINT
                                                             ---------
Knowledgeware, Inc., a Georgia                          JURY TRIAL DEMANDED
corporation,                                           -------------------

                 Defendant.

- ------------------------------

     Plaintiffs Ralph Klein, William W, Nicholson, Irwin L. Jacobs, Theodore Deikel, Carl R. Pohlad, Daniel T. Lindsay, and Gerald A. Schwalbach (collectively, "Plaintiffs"), for their Complaint against defendant KnowledgeWare, Inc. ("KWI"), state and allege as follows:

                             NATURE OF THE ACTION
                             --------------------

     1. This is an action for breach of contract and for damages and declaratory relief pursuant to Minn. Stat. Chapter 555 and Section 12(2) of the Securities Act of 1933, 15 U.S.C. (S) 771(2) ("Securities Act"). Plaintiffs' claims arise out of KWI's sale to Plaintiffs of 666,700 shares, in the aggregate, of KWI's common stock pursuant to a Stock Purchase Agreement dated January 26, 1994 (the "Agreement").

                                  THE PARTIES
                                  -----------

     2. Plaintiffs Ralph Klein, Irwin L. Jacobs, Theodore Deikel, Carl R. Pohlad, Daniel T. Lindsay, and Gerald A. Schwalbach are
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each residents of Minnesota. Plaintiff William W. Nicholson is a resident of
Texas. Each of the Plaintiffs purchased shares of KWI's common stock pursuant to the Agreement.

     3. At all material times, Defendant KWI was a publicly held Georgia corporation, with its principal place of business located at 3340 Peachtree Street, Atlanta, Georgia. KWI is in the business of developing, manufacturing, licensing and selling various lines of computer software products, and providing consulting and educational services with respect to computer systems and products. KWI's fiscal year ran from July 1 of each year to June 30 of the following year.

                            JURISDICTION AND VENUE
                            ----------------------

     4. This Court has jurisdiction over Plaintiffs' claim under Section 12(2) pursuant to Section 22(a) of the Securities Act, 15 U.S.C. (S) 77v(a).

     5. KWI is licensed to do business and transacts its business in Minnesota. Its registered agent for service of process is CT Corporation System Inc., located at 405 Second Avenue South, Minneapolis, Minnesota 55401.

     6. This action is commenced within the time prescribed by applicable statutes of limitations.

                                  BACKGROUND
                                  ----------

     7. In late 1993, Plaintiffs and KWI entered into negotiations for the sale by KWI to Plaintiffs of 667,700 shares of KWI's common stock (the "Shares"). These negotiations were

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conducted over interstate telephone lines and the United States mails.

     8. On January 20, 1994, KWI announced its results for the second fiscal quarter of 1994, ended December 31, 1993. Specifically, KWI announced revenues of $38,178,000 and net income of $2,082,000 for the quarter.

     9. On or about January 26, 1994, Plaintiffs and KWI executed the Agreement. Pursuant to the Agreement, KWI sold the Shares to Plaintiffs for an aggregate price of $9,833,825, or $14.75 per share.

    10. As a material condition to Plaintiffs' obligation to purchase the Shares, KWI expressly represented and warranted in paragraphs 3.5 through 3.7 of the Agreement that:

    3.5   Disclosure.  [KWI's filings with the Securities and Exchange
          -----------
          Commission] do not contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

    3.6   Financial Statements.  The financial statements of KWI set forth in
          --------------------
          [KWI's filings with the Securities and Exchange Commission] were prepared in accordance with generally accepted accounting principles consistently applied and fairly present the results of operations and financial position at the dates and for the periods indicated.

    3.7   No Material Adverse Events.  Since September 30, 1993, there has been
          --------------------------
          no Material Adverse Event [as defined in the Agreement] except as disclosed in any [of KWI's filings with the Securities and Exchange Commission].

    11. In paragraph 6.1 of the Agreement, KWI certified and confirmed that the representations and warranties contained in the Agreement (including those set forth in paragraphs 3.5 through 3.7


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of the Agreement), were true and correct as of the closing date with the same effect as though those representations and warranties had been made on and as of the closing date of January 26, 1994.

     12. Finally, paragraph 9.6 of the Agreement further provided that the "representations and warranties of the parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the issuance, delivery and payment of the Shares hereunder."

     13. On or about August 1, 1994, KWI announced that it had signed an agreement with Sterling Software, Inc. ("Sterling"), pursuant to which KWI would be acquired by Sterling in exchange for Sterling common stock worth approximately $143 million.

     14. On or about August 30, 1994, KWI announced, among other things, that it would report a substantial loss for the 1994 fiscal year ended June 30, 1994, and that notwithstanding KWI's representations and warranties to Plaintiffs set forth in the Agreement, KWI disclosed that it was restating its financial results for the first, second, and third fiscal quarters of 1994 to more accurately reflect revenue recognition. Indeed, KWI acknowledged in its amended filings with the Securities and Exchange Commission that it was modifying its accounting policy for revenue recognition related to reseller product license revenue, which policy had been set forth in its prior filings with the Securities and Exchange Commission, and had "restated its financial results to correct revenues previously reported on a basis that was not in conformity with generally accepted accounting principles."


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     15.  Specifically, on or about September 1, 1994, KWI announced that as a result of its restatement of its financial results for the first two fiscal quarters of 1994, net income for the first fiscal quarter ended September 30, 1993, was reduced from the previously reported $1,566,000, or 12c per share, to $1,382,000, or 10c per share, and net income for the second fiscal quarter ended December 31, 1993, was reduced from $2,082,000, or 15c per share, to $278,000, or 2c per share. In addition, net income for KWI's third fiscal quarter ended March 31, 1994, was reduced from $807,000, or 6c per share, to a loss of $5,278,000, or (36c) per share. Overall, KWI's results for the first three quarters of 1994 were reduced from a profit of $4,455,000, or 32c per share, to a loss of $3,618,000, or (25c) per share. KWI also suffered a loss of $15.4 million, or ($1.05) per share, in the fourth fiscal quarter, for a total loss of more than $19 million, or ($1.34) per share, for the entire fiscal year.

     16. Additionally, KWI announced that the value of the planned merger with Sterling was being reduced by 40% as a direct result of the downward restatement of KWI's earnings and the loss for fiscal year 1994.

     17. On or about November 30, 1994, KWI merged with and became a wholly-owned subsidiary of Sterling.

                                   COUNT ONE
                                   ---------

                         CLAIM FOR BREACH OF CONTRACT
                         ----------------------------

     18. Plaintiffs reallege the allegations set forth in paragraphs 1 through 17 above as if fully set forth herein.


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     19.  KWI's representations and warranties, as set forth in paragraphs 3.5,
3.6 and 3.7 of the Agreement, were material conditions to Plaintiffs' obligation to purchase the Shares under the Agreement.

     20. As alleged above, KWI breached its obligations under the Agreement because the representations and warranties in paragraphs 3.5, 3.6 and 3.7 of the Agreement were false and misleading. Among other things, (1) KWI's filings with the Securities and Exchange Commission falsely and misleadingly represented that KWI's accounting policies were in conformity with generally accepted accounting principles and that KWI's financial statements and other disclosures in KWI's filings fairly presented KWI's financial position in conformity with generally accepted accounting principles, and (2) KWI omitted to disclose to Plaintiffs that a Material Adverse Event had occurred with respect to KWI from September 30, 1993 to the date of the closing on January 26, 1994.

     21. Plaintiffs request that the Court declare that KWI breached the Agreement, and award damages to Plaintiffs in a reasonable amount in excess of $50,000.00.

                                   COUNT TWO
                                   ---------

                           CLAIM FOR VIOLATIONS OF
                      SECTION 12(2) OF THE SECURITIES ACT
                      ----------------------------------

     22. Plaintiffs reallege the allegations set forth in paragraphs 1 through 21 above as if fully set forth herein.

     23.  Section 12(2) provides in relevant part, that any person who:


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     offers or sells a security ... by the use of any means or
     instruments of transportation or communication in interstate commerce or of the mails, by means of a prospectus or oral communication, which includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading (the purchaser not knowing of such untruth or omission), and who shall not sustain the burden of proof that he did not know, and in the exercise of reasonable care could not have known, of such untruth or omission, shall be liable to the person purchasing such security from him who may sue either at law or in equity in any court of competent jurisdiction, to recover the consideration paid for such security with interest thereon, less the amount of any income received thereon, upon the tender of such security, or for damages if he no longer owns the security.

     24. KWI offered and sold the Shares to Plaintiffs by means of a prospectus and oral communications. KWI constitutes a seller under Section 12(2) in that it passed title to the Shares to Plaintiffs.

     25. The Agreement contained untrue statements of material fact or omitted to state material facts necessary to make the statements not misleading. In particular, the representations and warranties set forth in the Agreement, which the parties acknowledged to be material to Plaintiffs, were materially false and misleading in that, among other things, (a) KWI's filings with the Securities and Exchange Commission falsely and misleadingly represented that KWI's accounting policies were in conformity with generally accepted accounting principles and that KWI's financial statements and other disclosures in KWI's filings fairly presented KWI's financial position in conformity with generally accepted accounting principles, and (2) KWI omitted to disclose to


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Plaintiffs that a Material Adverse Event had occurred with respect to KWI from
September 30, 1993 to the date of the closing on January 26, 1994.

     26. KWI's materially false and misleading representations and warranties, as set forth in paragraphs 3.5, 3.6 and 3.7 of the Agreement were a direct and material condition to Plaintiffs' purchases of the Shares. Plaintiffs did not know of KWI's untrue statements or omissions.

     27. In connection with the conduct complained of herein, KWI directly or indirectly used the means and instrumentalities of interstate commerce, including the United States mails and interstate telephone communications.

     28. Plaintiffs collectively seek damages of $8,091,992, representing the difference between the aggregate purchase price of $9,391,325 and the $1,299,333 they received, in the aggregate, upon selling the Shares, plus interest. In addition, Plaintiff Deikel seeks as damages $442,500, as measured by the consideration paid for the Shares which he has not sold, plus interest. Plaintiff Deikel hereby continually tenders to KWI the Sterling shares he received in the merger between KWI and Sterling in exchange for the Shares which he purchased and did not sell, against repayment of the consideration paid by him for those shares.

     WHEREFORE, Plaintiffs demand that a judgment be entered in favor of Plaintiffs and against KWI, declaring that KWI breached the Agreement, awarding Plaintiffs damages in a reasonable amount in excess of $50,000.00 plus interest up to the date of payment by

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KWI, awarding Plaintiffs their costs and expenses incurred in connection with this action, including reasonable attorneys' fees, and granting such other relief as the Court deems just, proper, and equitable.

Dated: January 19, 1995

                                         MAUN & SIMON, FLC

                                         /s/ Geoffrey P. Jarpe
                                         -----------------------------
                                         Geoffrey P. Jarpe (#49761)
                                         John R. Landis (#234217)
                                         2300 World Trade Center
                                         30 East Seventh Street
                                         Saint Paul, Minnesota 55101-4904
                                         (612) 229-2900

                                         - and -

                                         WEIL GOTSHAL & MANGES
                                         767 Fifth Avenue
                                         New York, New York  10153
                                         (212)  310-8000
                                         Attorneys for Plaintiffs

                                ACKNOWLEDGMENT
                                --------------

     The undersigned hereby acknowledges that costs, disbursements, and reasonable attorney and witness fees may be awarded pursuant to Minn. Stat.
(S) 549.21, subdivision 2, to the party against whom the allegations in this pleading are asserted.


                                         /s/ Geoffrey P. Jarpe
                                         -----------------------------
                                         Geoffrey P. Jarpe




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